Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Starboard Investment Trust and to the use of our report dated July 28, 2020 on the financial statements and financial highlights of Adaptive Growth Opportunities Fund (the “Predecessor Fund”), a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the Predecessor Fund’s May 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
March 12, 2021